Exhibit 10.6

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

LICENSE AGREEMENT

This License Agreement (“Agreement”) made this 7th day of June, 2021 (the “Effective Date”) by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as “Northwestern”) and Calidi Biotherapeutics, Inc., a Nevada corporation having a principal office at 11011 N. Torrey Pines Rd., Suite 200, La Jolla, CA 92037 (hereinafter referred to as “Licensee”) (each of Northwestern and Licensee individually a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, Northwestern is the owner of certain data relating to oncolytic viral therapies and has the right to grant licenses hereunder, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

WHEREAS, Northwestern desires to have the data developed and commercialized to benefit the public and is willing to grant a license hereunder;

WHEREAS, Licensee has represented to Northwestern that Licensee has the expertise, experience, and resources necessary to enable Licensee to commit itself to a thorough, vigorous and diligent program to develop and subsequently manufacture, market and sell products utilizing the data;

WHEREAS, Licensee desires to obtain a license to the data upon the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2 “Clinical Trial” shall mean the Northwestern-sponsored clinical trial titled “A Phase I Study of Neural Stem Cell Based Virotherapy in Combination with Standard Radiation and Chemotherapy for Malignant Glioma” led by Dr. Maciej Lesniak.

1.3 “FDA” shall mean the United States Food & Drug Administration and any successor agency thereto.

1.4 “Field” shall mean all therapeutic and preventative uses in oncology.

1.5 “IND” shall mean an Investigational New Drug Application suitable for obtaining approval to ship a Licensed Product for the purpose of safety and effectiveness testing of such Licensed Product.

1.6 “Licensed Data” shall mean de-identified data collected from the Clinical Trial, including, but not limited to, survival data, patient pathology, and immune studies data.

1.7 “Non-Commercial Research Purposes” means the use of the Licensed Data for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale or the performance of services for a fee. Without limiting the foregoing: (i) “academic research and other not- for-profit or scholarly purposes” includes, in non-limiting fashion, research that leads, or may lead, to patentable or unpatentable inventions that may be licensed or otherwise transferred, either directly or indirectly, to third parties; and (ii) neither (A) receipt of license revenues on account of such inventions or receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to post-publication requests or otherwise in accordance with academic custom nor (B) receipt of funding to cover the direct and/or indirect costs of research, shall constitute sale of products or performance of service for a fee.

1.8 “Patent Rights License” shall mean the patents and patent applications claiming priority to U.S. Provisional Patent Application 61/780,752, entitled “Tropic Cell Based Virotherapy for the Treatment of Cancer”, owned jointly by University of Chicago, City of Hope, and University of Alabama at Birmingham.

1.9 “Purpose” shall mean the use of the Licensed Data in the commercial development of, and in regulatory filings directed to, stem cell-based products loaded with oncology adenovirus CRAd-S- pk7 or other oncolytic viruses.

1.10 “Sublicensing Revenue” shall mean all consideration received by Licensee from a non- Affiliate sublicensee in return for the grant of rights set forth hereunder including but not limited to, license issue fees and milestone payments, including payments conditional on the achievement of clinical, regulatory, sales or other milestones resulting from the use of Licensed Data, but specifically excludes, however (i) payment or reimbursement for documented research or development costs, (ii) payment or reimbursement for documented patent expenses, (iii) payment of running royalties calculated on sales of a product, and (iv) payments for the documented purchase of securities.

1.11 “Territory” shall mean worldwide.

ARTICLE II - GRANT

2.1 In reliance upon the representations made to Northwestern by Licensee that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder, Northwestern hereby grants to Licensee and its Affiliates an non-exclusive, transferable and sublicensable license to use Licensed Data for the Purpose in the Territory in the Field, subject to the terms and conditions below and conditions and special requirements relating to the safeguarding of Licensed Data as set forth in Exhibit A. Licensee shall have the right of reference to the IND that is being used by Northwestern for the Clinical Trial. Northwestern agrees to provide a letter of authorization and right of reference to Licensee for Licensee’s right of reference to NU IND 17365.

2.2 Northwestern agrees not to grant further commercial licenses to the Licensed Data in the Field and Territory for twelve (12) years from the Effective Date, so long as Licensee maintains the Patent Rights License, except for if the Patent Rights License is earlier terminated for a material breach by City of Hope, University of Chicago, University of Alabama, or other third party. For purposes of clarity, if the Patent Rights License expires after twelve (12) years, Northwestern will be free to grant commercial licenses to the Licensed Data.

2.3 The grant under Paragraph 2. L shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq. Licensee shall cooperate with Northwestern by providing information to enable Northwestern to comply with its reporting obligations and shall make best efforts to comply with all such obligations applicable to Licensee.

2.4 Northwestern reserves the rights for itself to (i) use the Licensed Data for any purpose; and (ii) provide the Licensed Data to others solely for Non-Commercial Research Purposes.

2.5 The grant of this license does not obligate Northwestern or any investigator involved in the Clinical Trial to make available to Licensee, its sub licensees or Affiliates for their own use and benefit, Northwestern space, facilities, students and services, unless otherwise stated herein or in a separate contractual agreement between Northwestern and Licensee.

2.6 The license granted in Section 2.1 includes the right to grant sublicense of the rights licensed to Licensee under this Agreement. Upon prior written approval by Northwestern, such approval not to be unreasonably withheld, Licensee may grant sublicenses to the Licensed Data, provided that any such sublicense also includes the intellectual property licensed in the Patent Rights License. For purposes of clarity, Licensee may not grant sublicenses which only include the Licensed Data.

All sublicenses granted by Licensee shall be consistent with all terms and conditions of this Agreement, including those in Exhibit A, or shall be considered null and void. Each sublicense shall terminate upon termination of this Agreement unless Northwestern provides written notice that it desires to assume such agreement(s) and further provided the terms of such sublicense are thereby amended so that Northwestern has no obligations under such agreement greater than its obligations to Licensee hereunder. Licensee shall provide Northwestern a copy of each sublicense agreement within thirty (30) days of execution. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee and shall be liable for sublicensees’ compliance with the terms and conditions of this Agreement. Sublicenses granted hereunder shall not be transferable, including by direct assignment or by further sublicensing, or indirectly by operation of law or transfer of voting control of a sublicensee, without prior written approval of Northwestern. In all cases, Licensee shall remain responsible for ensuring that all sublicensees comply with the financial and reporting obligations in this Agreement, and Licensee shall be responsible for collecting requisite payments and information from sublicensees and providing such information to Northwestern in accordance with the terms of this agreement. Each sublicense agreement shall name Northwestern as a third party beneficiary.

2.7 Licensee agrees that it and its Affiliates will not, and will contractually require their sublicensees to not, assert any patent arising from Licensee’s use of the Licensed Data against Northwestern to prevent Northwestern from using any of the Licensed Data for its internal noncommercial academic research purposes.

2.8 The grant of this license shall not include research or discoveries that arise from collaborations between Dr. Maciej Lesniak and other faculty investigators at Northwestern or outside Northwestern who are not involved in the Clinical Trial.

2.9 Northwestern agrees to promptly notify Licensee of any commercial interest in the Licensed Data outside of the Field. Northwestern shall consider any reasonable competing licensing proposal made by Licensee to expand the granted rights beyond the Field.

2.10 In addition, Northwestern shall promptly report to Licensee any additional Northwestern- sponsored human trials that make use of stem cell-based products loaded with oncolytic adenovirus CRAd-S-pk7 during the term of this Agreement. Licensee shall have the exclusive option for thirty (30) days therefrom to provide written notice to Northwestern that Licensee desires to negotiate an exclusive commercial license to any de-identified data collected from such a trial.

ARTICLE III - CONFIDENTIAL INFORMATION

3.1 Northwestern and Licensee each agree that all information contained in documents marked “Confidential” which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or regulation or by court or administrative agency order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, or (f) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products. Disclosure may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, where necessary or desirable with appropriate safeguards to protect the confidential underlying disclosure. Northwestern and Licensee also agree that confidential information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated “Confidential” within thirty (30) days of disclosure for the provisions of this Article III to apply.

3.2 Each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of two (2) years thereafter except in the event of termination by Northwestern for breach on the part of Licensee, in which event Licensee’s obligation to maintain the information confidential will exist for a period of ten (10) years after the termination for breach.

3.3 This Agreement may be distributed solely (a) to those employees, agents and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the Parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order.

ARTICLE IV - MILESTONES AND DUE DILIGENCE

4.1 Licensee agrees to commit funds up to ten million dollars ($10,000,000.00 USD) towards a Phase II clinical trial of a stem cell-based product loaded with oncolytic adenovirus CRAd-S-pk7 or other oncolytic viruses. Such funds shall cover the costs associated with production of clinical grade reagents, regulatory compliance, administrative work, and other associated costs of running the trial.

4.2 Licensee agrees to provide annual progress reports to Northwestern describing Licensee’s research and development efforts in the use of Licensed Data during the preceding year. Such progress reports shall be due each June, beginning June 2022.

ARTICLE V - PAYMENT

In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern the following:

5.1 A non-creditable, non-refundable licensing fee of four hundred thousand dollars ($400,000.00 USD), paid in three installments. The first installment shall be one hundred and thirty-three thousand, three hundred and thirty-three dollars ($133,333.00) due upon Northwestern’s letter of authorization to Licensee to Northwestern’s IND. The second installment shall be one hundred and thirty- three thousand, three hundred and thirty-three dollars ($133,333.00 USD) and due within sixty (60) days of the Effective Date. The final installment shall be one hundred and thirty-three thousand, three hundred and thirty-four dollars ($133,334.00 USD) and due within ninety (90) days of the Effective Date.

5.2 A sublicensing royalty of [***] of any Sublicensing Revenue resulting from the grant of rights hereunder.

5.3 The fees payable to Northwestern are on a ‘‘net of tax” basis. It is intended that any applicable taxes in any country (either by way of withholding taxes or by way of any indirect taxes, by whatever name called) will be to the account of and will be borne fully by Licensee and will not be withheld from the fees payable to Northwestern. In the event any taxes described in this paragraph are paid to tax authorities with respect to payments to Northwestern, Licensee will provide a withholding tax certificate, receipt, or other documentation to Northwestern confirming such taxes were paid to the applicable tax authorities.

5.4 All fees associated with wire transfers shall be borne by Licensee.

ARTICLE VI - PUBLICATION/PRESS RELEASE

Northwestern will be free to publish the results of any research related to the Licensed Data and use any information for purposes of research, teaching, and other educationally-related matters, provided that Northwestern gives Licensee at least thirty (30) days prior written notice. Licensee shall have the right to review and comment on any such publication. Calidi shall notify Northwestern regarding any proposed press release regarding the material terms of this Agreement and Northwestern shall be afforded l 5 days to review and comment.

ARTICLE VII - PRODUCT LIABILITY

7. l Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the use of the Licensed Data or arising from any obligation of Licensee hereunder except for such claims, proceedings, demands and liabilities arising from Northwestern ‘s breach under this agreement, violation of any applicable law, gross negligence or willful misconduct, all of which as proven by a court of competent jurisdiction.

7.2 Licensee shall obtain and carry in full force and effect commercial, general liability insurance, which shall protect Licensee and Northwestern with respect to events covered by paragraph 7.1 above. Such insurance shall be written by an insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional insured thereunder, and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than $1,000,000 per occurrence with an aggregate of $2,000,000 for bodily injury, death, or property damage, and $1,000,000 per occurrence with an aggregate of $1,000,000 for personal injury. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same. Northwestern shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. In the event that Licensee or its Affiliates or sublicensees: i) initiates human clinical trials of products, ii) undertakes the commercial level production or manufacture of products intended for general public consumption or use, or iii) sells, leases, uses, consumes or advertises such products, Licensee shall provide written notification to Northwestern prior to entering into such activity. If either Party reasonably believes that the insurance limits set forth above are inappropriate for the industry in which products are to be sold, or if Northwestern reasonably believes that such limits are inadequate to provide reasonable protection for Northwestern, the Patties shall then negotiate in good faith to determine appropriate limits.

7.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

7.4 Notwithstanding the foregoing, Northwestern represents (I) Northwestern has the lawful right to the Licensed Data and the right to license the Licensed Data to Licensee; and (2) that the Licensed Data was generated by personnel who have not been debarred under Section 306(a) and (b) of the Federal Food, Drug and Cosmetic Act.

7.5 Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Northwestern or employees or students thereof to enter into this Agreement, and further warrants and represents that (a) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (b) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, including but not limited to competent legal counsel, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

ARTICLE VIII - TERM AND TERMINATION

8.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect for twelve (12) years unless further extended by mutual written agreement.

8.2 Licensee shall have the right to terminate this Agreement in whole or in part anytime by giving Northwestern ninety (90) days written notice.

8.3 Northwestern shall have the right to terminate at any time if a) the Patent Rights License is no longer in effect except in the case of breach by University of Chicago, City of Hope, or University of Alabama at Birmingham orb) Licensee has engaged in any criminal behavior, unethical behavior, or undertaken action adverse to Northwestern.

8.4 The provisions of Article III (Confidentiality), Article V (Payment), Article VII (Product Liability), Article VIII (Term and Termination), and Article X (Dispute Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.

8.5 If (1) Licensee makes any general assignment for the benefit of its creditors; (2) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property, then Northwestern may immediately terminate the license granted by this Agreement upon written notice to Licensee of such termination.

8.6 If either Party breaches any material obligation imposed by this Agreement then the other Party may at its option, send a written notice to the Party in breach that it intends to terminate the license granted by this Agreement. If the Party in breach does not cure the breach, within ninety (90) days from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.

8.7 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Patty of any obligation that has matured prior to the effective date of such termination.

8.8 In the event of termination for breach by Licensee, Licensee agrees to no longer use any of the Licensed Data under which it has been granted a license.

ARTICLE IX - ASSIGNMENT

9.1 Due to the nature and purpose of this Agreement, the Parties agree that a material element of this Agreement is that Northwestern has selected Calidi Biotherapeutics, Inc. to serve as the licensee under this Agreement. Accordingly, the Parties agree that this Agreement, the license granted hereunder, and the obligations of Licensee hereunder shall not be assigned, sublicensed (unless herein granted), or otherwise transferred by the Licensee, except for an assignment in connection with a sale of all or substantially all of Licensee’s assets or equity, without the prior written consent of Northwestern, and provided that any such assignment or transfer also includes the intellectual property rights granted in the Patent Rights License. In the event that Northwestern approves a proposed assignment or transfer, the Licensee shall pay Northwestern one percent (I%) of the fair market value of any consideration received for any assignment or transfer of this Agreement within sixty (60) days of assignment or transfer. Notwithstanding any assignment or transfer permitted under this Paragraph 9.1, Licensee shall remain fully liable to Northwestern for the performance of the assignee or transferee.

9.2 It is the understanding of the Parties that in the event a bankruptcy petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor under any bankruptcy or insolvency law, applicable law excuses Northwestern from accepting performance from or rendering performance to an entity other than Licensee, and Licensee, or trustee operating on behalf of the Licensee, shall be prohibited from assigning, sublicensing, or otherwise transferring the license granted hereunder and/or the obligations of Licensee hereunder without the prior written consent of Northwestern.

ARTICLE X - DISPUTE RESOLUTION

10.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

10.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 10.3 through Paragraph 10.5.

10.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within ten (I 0) business days after its receipt of such notice, the other Patty may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York I 0019. The neutral shall be a single individual having experience in the biotechnology industry who shall preside in resolution of any disputes between the Parties. The neutral selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.

10.4 Each Party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

10.5 The ADR shall be conducted in the following manner:

(a) No later than forty-five (45) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

(b) At least five (5) days prior to the hearing, each Party must submit to the neutral and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.

(c) The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

(d) Each Party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the Parties have had the eight (8) hours to which each is entitled.

(e) Each Party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.

(f) The neutral shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the Parties on each disputed issue.

(g) ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties.

(h) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.

(i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.

10.6 This Section X shall survive any termination of this Agreement.

ARTICLE XI - NOTICES AND PAYMENTS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Northwestern:	Executive Director
Innovation and New Ventures Office Northwestern University
1800 Sherman Avenue, Suite 504
Evanston, Illinois 6020l

With a copy to:	Office of General Counsel
Northwestern University
633 Clark Street
Evanston, Illinois 60208
Attention: John Calkins

In the case of Licensee:	Name: Allan Camaisa
Title: Chairman and CEO
Company: Calidi Biotherapeutics, Inc.
Address: 11011 N Torrey Pines Rd Suite 200
La Jolla, CA 92037

ARTICLE XII - GENERAL

12.1 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

12.2 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

12.3 Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

12.4 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.6 Independent Contractors. The Patties are not employees or legal representatives of the other Party for any purpose. either Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

12.7 Advertising. Licensee shall not use the name of the inventor listed in this Agreement, of any institution with which the inventor has been or is connected, nor the name of Northwestern in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case.

12.8 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

12.9 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

12.10 Export Controls. It is understood that Northwestern is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United State Government and/or may require written assurances by Licensee that it will not export data or commodities to certain foreign countries without prior approval of such agency. Northwestern neither represents that a license is required, nor that, if required it will be issued.

In Witness Whereof, the Parties have executed this Agreement effective on the date first set forth above.

LICENSEE	NORTHWESTERN

By: /s/ Allan J. Camaisa	By: /s/ Alicia Loffler
Name: Allan J. Camaisa	Name: Alicia Loffler
Title: Chairman and CEO	Title: Assoc. Provost Innovation

EXHIBIT A

Data-Specific Terms and Conditions: Licensed Data about Human Subjects

1.

Licensee agrees that the Licensed Data will be used solely for the Purpose. For avoidance of doubt and without limitation of the license granted hereunder, Licensed Data shall not be incorporated, in whole or in part, in any product or service to be utilized for commercial purposes or otherwise to be made commercially available, except for the stem cell-based products loaded with oncolytic adenovirus CRAd-s-pk7 or other oncolytic viruses described in the Purpose, without first obtaining Northwestern’s express written consent.

2.

Northwestern and Licensee agree that Licensee shall not be considered a “Business Associate” as defined under the HITEC Act. Licensee shall have no liability for Northwestern or its sublicensees’ violations of HIPAA using the Licensed Data.

3.	The Licensed Data will not include personally identifiable information as defined in NIST Special Publication 800-122.

4.	The Licensed Data will be de-identified, as defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

5.

Licensee will not use the Licensed Data, either alone or in concert with any other information, to make any effort to identify or contact individuals who are or may be the sources of Licensed Data without express written approval from Northwestern and appropriate Institutional Review Board (!RB) approval, if required pursuant to 45 CFR 46. Should Licensee inadvertently receive identifiable information or otherwise identify a subject, Licensee shall promptly notify Northwestern and follow Northwestern ‘s reasonable written instructions, which may include return or destruction of the identifiable information.

6.

By signing this Agreement, Licensee provides assurance that relevant institutional policies and applicable federal, state, or local laws and regulations (if any) have been followed, including the completion of any IRB or ethics review or approval that may be required.

7.	Licensee shall within ten (10) days of discovery report to the Northwestern any use or disclosure of the Licensed Data not provided for by this Agreement of which it becomes aware.

8.

Licensee and its employees, agents, subcontractors and any other individual permitted by Licensee to access the Licensed Data will: (i) use all reasonable security practices; and (ii) take all reasonable security measures necessary to protect the security and privacy of the data.

9.

Licensee will be solely responsible for the selection, implementation, and maintenance of its security procedures and policies: (a) for the protection of its internal network and information, and (b) that are sufficient to ensure that (I) the data is used only for the purposes permitted under this Agreement, and (II) its systems and data are protected against improper access, use, loss alteration or destruction.

10.	Licensee shall not use or further disclose the Licensed Data other than as permitted by this Agreement or as otherwise required by law.